Exhibit 12-A

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                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                Calculation of Ratio of Earnings to Fixed Charges
                                  (in millions)




                                          First Half                               For the Years Ended December 31
                                 ------------------------------  -------------------------------------------------------------------
                                 ------------------------------  -------------------------------------------------------------------
                                      2001            2000          2000           1999        1998           1997           1996
                                 ---------------  -------------  -----------   -----------  ----------    -----------    ----------
                                            (Unaudited)
Earnings
   Income before income taxes    $   1,210.0       $   1,209.2    $  2,495.0    $  2,103.8    $  1,812.2   $  1,806.0    $  2,240.2
   Less equity in net
     income/(loss)of affiliated
     companies                           0.3             (20.9)        (22.0)        (24.9)          2.3          1.0          55.3
   Fixed charges                     4,792.9           4,285.6       9,001.6       7,219.3       6,936.8      6,294.4       6,257.9
                                 ------------      ------------   ------------- -----------   -----------   ---------    ----------
   Earnings before fixed
     charges                     $   6,002.6       $   5,515.7    $ 11,518.6    $  9,348.0    $  8,746.7    $ 8,099.4    $  8,442.8
                                ============       ===========    ==========    ==========    ==========    =========    ==========



Fixed Charges
   Interest expense              $   4,773.7       $   4,264.9    $  8,970.1    $  7,193.4    $  6,910.4    $ 6,268.2    $ 6,235.7
   Rents                                19.2              20.7          31.5          25.9          26.4         26.2         22.2
                                 -----------       -----------    ----------    ----------    ----------    ---------    ---------
   Total fixed charges           $   4,792.9       $   4,285.6    $  9,001.6    $  7,219.3    $  6,936.8    $ 6,294.4    $ 6,257.9
                                 ===========       ===========    ==========    ==========    ==========    =========    =========

   Ratio of earnings to fixed
     charges                             1.3               1.3           1.3           1.3          1.3           1.3          1.3
                                 ===========      ============   ===========    ==========   ==========     =========    =========


For purposes of the Ford Credit ratio, earnings consist of the sum of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, plus fixed charges. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).
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